EXHIBIT 12.1

Statement Computation Ratio Earnings to Fixed Charges

PANHANDLE OIL AND GAS INC.

RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended September 30,
	2014	2015	2016	2017	2018
Earnings
Income (loss) before income taxes	36,821,462	14,157,341	(17,997,884)	4,220,933	1,896,669
Fixed charges	670,117	1,820,605	1,491,513	1,565,118	2,039,453
Amortization of capitalized interest	68,245	76,270	71,136	80,857	81,674
Interest capitalized	(172,499)	(148,493)	(24,929)	(168,351)	(89,023)
Total Earnings	37,387,325	15,905,723	(16,460,164)	5,698,557	3,928,773

Fixed Charges
Interest expensed	462,296	1,550,483	1,344,619	1,275,138	1,748,101
Interest capitalized	172,499	148,493	24,929	168,351	89,023
Amortization of capitalized expenses related to debt	35,322	121,629	121,965	121,629	202,329
Total Fixed charges	670,117	1,820,605	1,491,513	1,565,118	2,039,453

Ratio of Earnings to Fixed Charges	55.79	8.74	- (1)	3.64	1.93

(1)	For the fiscal year ended September 30, 2016, our earnings were insufficient to cover our fixed charges by $14,968,651.